Exhibit 10.2

W.W. GRAINGER, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
(Effective December 31, 2025)

The purpose of this Plan is to ensure stability within W.W. Grainger, Inc., (referred to, along with any successor, as the “Company”), during a period of uncertainty resulting from the possibility of a Change in Control by providing incentives for participants to remain in its employ. The Plan is further intended to provide participants with severance pay and benefits in the event that the eligible employee’s employment is involuntarily terminated under circumstances entitling the employee to severance pay and benefits. Capitalized terms and other terms set forth in this Plan are defined in Section 7. Except as specified herein, the Plan supersedes any and all prior change in control severance agreements and related provisions (written or oral), which may exist between Grainger and Executive.

SECTION 1.ELIGIBILITY.

An employee of the Company or its Affiliates will be a Plan Participant (“Participant”) if: (i) the employee holds any of the following titles: Chief Executive Officer or Senior Vice President (hereinafter “Executive”), or is otherwise designated to be a participant by the Plan Administrator in writing, and (ii) the Executive experiences a Change in Control Severance Termination as described in this Plan.

SECTION 2.SEVERANCE BENEFITS.

Each Plan Participant who experiences a Change in Control Severance Termination shall receive, subject to the timely execution, return, and non-revocation of the Separation Agreement within sixty days following the Severance Date or within the applicable time frame set forth in the Separation Agreement (the “Release Period”), and the other conditions of this Plan:

(A)    Cash Severance Payment. A cash severance payment equal to the sum of the Plan Participant’s Annual Base Salary and the Plan Participant’s Target Bonus (pursuant to the terms of the Company Management Incentive Plan) in effect at the Severance Date, multiplied by the factor identified in the table below (without giving effect to any reductions that would give rise to Good Reason):

Tier	Factor
Tier 1 Participant	2

For a Change In Control Severance Termination, this Severance Payment shall be made in a lump sum (less applicable taxes) on the first regular payroll date following 60 days from the Severance Date, assuming the Participant signs and does not revoke the Separation Agreement, provided however that if the Release Period spans two calendar years, the first payment shall be made in the second calendar year to the extent such payment constitutes “nonqualified deferred compensation” for purposes of IRS Code Section 409A, and shall include any amounts that would have otherwise been paid prior thereto.

(B)    Treatment of Management Incentive Plan Awards. Participants who are eligible for the Company Management Incentive Plan (“CMIP”) who sign and do not revoke their Separation Agreement will receive a prorated CMIP payout based on the employee’s last day worked and the number of eligible days in a CMIP-eligible job (eligible days cease to accrue following the last day worked). For purposes of this prorated CMIP calculation, the payment will be calculated based on target-level performance for the year including the Severance Date, using a business performance multiplier of 100% for the year that includes the Severance Date (for purposes of a Change In Control Severance Termination), and if applicable, an individual performance multiplier of 100% will be used. This payment shall be made in a lump sum (less applicable taxes) on the first regular payroll date following 60 days from the Severance Date, assuming the Participant signs and does not revoke a Separation Agreement.

(C)    Treatment of Equity Awards. For purposes of any Change In Control Severance Termination, the terms of the applicable award agreement(s) granted under the W.W. Grainger, Inc. 2022 Incentive Plan or any successor plan specific to Change in Control and the applicable Long-Term Incentive Plan award will control.

(D)    Benefits Continuation. To the extent a Plan Participant is enrolled in Company medical coverage on the Severance Date, such coverage shall continue through the Plan Participant’s Severance Date. Participants shall, in the normal course, receive notification of their right to elect to continue group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the terms of the Company’s group health plans.

As additional consideration for accepting and executing the Separation Agreement, pursuant to this section and provided that it does not result in adverse consequences to the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010, Participants who are enrolled in a Company-sponsored medical plan as of the Severance Date and that elect COBRA coverage shall be entitled to an additional cash amount intended to assist eligible employees with the cost of that continued plan coverage, equivalent to 100% of the COBRA cost of medical plan coverage for the Participant plus any dependents for the 2-year period following the Severance Date, and payable in a lump sum within 60 days following the Severance Date so long as Participant signs and does not revoke the Separation Agreement. The Plan Participant (and any dependents) who elect COBRA will still be responsible for paying the COBRA premium in the time and manner indicated in the COBRA notice. Notwithstanding the foregoing, to the extent that a Plan Participant was a party to a Change in Control Employment Agreement immediately prior to the effectiveness of this Plan, the amount payable pursuant to this Section 2(D) shall instead be paid on a monthly basis over the 2-year period following the Severance Date.

(E)    Outplacement Benefits. Participants who sign and do not revoke the Separation Agreement shall also be entitled to outplacement benefits provided that the cost of such services to the Company will not exceed $20,000. The Company will provide additional details regarding the scope and parameters of the outplacement benefit in connection with the employee’s separation process. Any such outplacement support must be elected by the employee no later than 60 days after the Severance Date.

(F)    Other Company Benefits. All other Company benefits for an eligible employee (including medical, retiree medical, dental, vision, flexible spending, 401(k), life insurance,

disability coverage, paid time off accrual, unreimbursed business expenses, etc.) will cease in accordance with the documents governing such benefits, subject to continuation or conversion rights, where applicable. All pay and other benefits (except Plan benefits) under any such plan, policy or arrangement of the Company that are payable on account of the employee’s termination will be paid according to the terms of those established policies, plans and arrangements, as well as in compliance with applicable law.

SECTION 3.TERMINATION OF EMPLOYMENT.

(a)    Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Change in Control Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Change in Control Employment Period, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate as of the 30th day after Executive’s receipt of such notice; provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of their duties.

(b)    For Cause or Without Cause. The Company may terminate Executive's employment during the Change in Control Employment Period for Cause or Without Cause.

(c)    For Good Reason or Without Good Reason. Executive may terminate their employment at any time during the Change in Control Employment Period for Good Reason or without Good Reason.

(d)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Change in Control Employment Period shall be communicated by Notice of Termination to the other party hereto. “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, and (ii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive thereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights thereunder.

If, during the Change in Control Employment Period, Executive’s employment is terminated by the Company for Cause or by reason of Executive's death or Disability, or if employment is terminated by Executive other than for Good Reason, the Company shall pay to Executive in cash a lump sum amount equal to all earned but unpaid salary and all earned but unused Paid Time Off within no more than 14 days after the date of termination. To the extent that Executive is owed any other accrued obligations such as incentive bonus payments, the Company shall pay such amounts in a timely manner consistent with the terms and conditions applicable to such payments.

SECTION 4.PLAN ADMINISTRATION.

A.The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to: (a) construe and interpret the Plan, (b) adopt amendments to the Plan that are necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, (c) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (d) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and the times for giving any notice required by the Plan, and (e) make all other determinations necessary or advisable for the administration of the Plan, subject to a Plan Participant’s right to challenge any determination (including without limitation a denial or partial denial of any claim for benefits) under Section 6.15 below.

4.1The Plan Administrator may delegate any of its duties under the Plan from time to time, other than as relates to Plan Participants who are subject to Section 16 of the Exchange Act.

4.2The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. All reasonable expenses for advisors shall be borne by the Employer.

4.3The Plan Administrator shall promptly provide the Separation Agreement to a Plan Participant who becomes eligible for any payment under Section 2 and shall require an executed Separation Agreement to be returned to the Plan Administrator. If the Plan Participant does not execute and return the Separation Agreement to the Plan Administrator and the Separation Agreement does not become effective prior to the end of the Release Period, such Plan Participant will not be entitled to any payments or benefits under the Plan.

SECTION 5.PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board of Directors of the Company at any time; provided, however, that any termination of the Plan or material modification of the Plan shall be void and of no force and effect if the action is taken during the period commencing twelve months prior to, and ending twelve months following, a Change in Control, or during the period commencing twelve months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period.

SECTION 6.GENERAL PROVISIONS.

280G Provision. If any Plan Participant who, taking into account the benefits provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of Code Section 280G (collectively, the “280G Payments”), would be subject to the excise tax imposed under Code Section 4999, their benefits under the Plan shall be reduced to an amount that would result in no portion of the payments being subject to the excise tax; provided, however, that the reduction shall not be made if it would result in a smaller aggregate after-tax payment to the Plan Participant than receiving the full benefits under the Plan and paying all taxes thereon. Unless the Company and the Plan Participant otherwise agree in writing, all determinations required to be made under this Section 6.2 of the Plan shall be made in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”). The Company shall bear the costs the Accountants may reasonably incur in connection with preparing these calculations.

Any reduction shall be made in the following manner: first, a reduction of cash payments, and second, a cancellation of equity-based compensation.

6.1No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Plan Participant under the Plan shall be assignable or transferable and no attempted assignment or transfer shall be effective. When a payment is due under this Plan to a Plan Participant who is unable to care for their affairs, payment may be made directly to their guardian or personal representative.

6.2No Right to Employment or Continued Service. The Plan shall not be construed as giving any Plan Participant, or any person, the right to be retained in the service of the Employer. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is at will and all Plan Participants remain subject to discharge at any time and for any reason.

6.3Notice Period. If the Company is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.4No Duty to Mitigate. A Plan Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by a Plan Participant as a result of employment by another employer.

6.5Withholding. The Plan is intended to satisfy the requirements of Code Section 409A, or to comply with an exemption under Code Section 409A. The Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in Code Section 409A(a)(1) from applying to any payment made under the Plan. Each payment made pursuant to the Plan shall be treated as a separate payment and the right to a series of installment payments pursuant to the Plan is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Plan, if a Plan Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Plan Participant, and (B) the date of the Plan Participant’s death, to the extent required under Code Section 409A.

If a Change in Control does not constitute a “change in control event” as defined in Code Section 409A and the benefit payable hereunder acts as a substitute for any other benefits the Plan Participant would otherwise have been entitled to receive by reason of the Severance, then, to the extent required by Code Section 409A, such benefits shall be paid at the same time and in the same form as the benefits for which they act as a substitute.

The Company shall withhold all applicable income and employment taxes and other authorized deductions from the payments made under the Plan. Notwithstanding any other provision of this Plan, the Company shall not be obligated to guarantee any particular tax result for a Plan Participant with respect to any payment or benefit provided under this Plan, and the Plan Participant shall be responsible for any and all taxes imposed such Plan Participant pursuant to this Plan.

6.6Intentionally Omitted.

6.7Successors. This Plan shall be binding on the heirs, executors, administrators, successors and assigns of the parties, including any successor to the Company. If a Plan Participant dies while any amount is still payable to the Participant under the Plan, any remaining amounts shall be paid to the executor, personal representative or administrators of the Plan Participant’s estate.

6.8Severability. If any provision of this Plan is held invalid or unenforceable, it shall not affect any other provisions, and this Plan shall be construed and enforced as if those provisions had not been included.

6.9Plan is Unfunded. The Plan shall not be funded. All payments under the Plan shall be made from the general assets of the Company. Each Plan Participant shall only be a general unsecured creditor of the Company.

6.10Notice. Any notice under this Plan shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at their last known address. A written notice of a Plan Participant’s Severance Date by the Company or the Plan Participant, as the case may be, to the other shall: (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Plan Participant’s employment; and (c) specify the termination date.

6.11No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that a Plan Participant is entitled to receive under any arrangement. Any severance benefit provided under any Company compensation or benefit plan, agreement, or other arrangement, including without limitation the W.W. Grainger, Inc. Executive Severance Plan, shall offset, on a dollar-for-dollar basis, any benefits owed under this Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any retirement, life insurance, or other employee benefit plan, unless otherwise required by the terms of the plan or local law.

6.12Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Plan Participant concerning the severance benefits payable to Plan Participants upon a change in control, and supersedes all related plans, agreements and understandings except as otherwise stated in this Plan.

6.13Governing Law. If an employee or former employee of the Company brings a cause of action under the Plan, the laws of the state of Illinois shall apply (without giving effect to its provisions on the conflict of laws or choice of law provisions), except where ERISA preempts such laws. Any and all legal actions initiated to enforce any right or obligation arising out of or relating to the Plan, or concerning the subject matter hereof, shall be brought in and determined in federal court in the United States District Court of the Northern District of Illinois, or if federal jurisdiction does not exist, in state court in Lake County, Illinois, to the fullest extent permitted by law.

6.14ERISA. The Plan is intended to provide severance benefits to Company executives who are a select group of management or highly compensated employees (within the meaning of ERISA), in the event of certain involuntary terminations of employment. The Plan is intended to be a top hat welfare benefit plan under ERISA.

6.15Claim Review Process. In the event of a claim for benefits, the Plan Participant shall present their claim in writing to the Plan Administrator as set forth in this Section 6. The Plan Administrator has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. The Plan Administrator’s decision on a claim for benefits is final and binding on all persons. Any claim by a Plan Participant (or their duly authorized legal representative) must identify itself as a claim for benefits under the Plan and must be submitted in writing to the Plan Administrator (i.e., the Compensation Committee of the Board, c/o Vice President, Total Rewards – Grainger, 100 Grainger Parkway, Lake Forest, IL 60045) no later than six months following the Plan Participant’s termination date. The Plan Administrator shall, within 90 days after receipt of the written claim (unless special circumstances require an extension of time, in which case, written notice of such extension (not to exceed 90 days from the end of the initial 90-day period) shall be furnished to the Plan Participant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination), send a written notification to the Plan Participant as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, the written notification shall: (a) state the specific reason or reasons for the denial, (b) make specific reference to any Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Plan Participant to perfect the claim and an explanation of why the material or information is necessary, (d) provide a description of the Plan’s appeals procedure specified in this Section 6.15, including the time limits applicable to such appeal procedure, and (e) include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. In the event a Plan Participant wishes to perfect the claim and/or appeal the denial or partial denial of their claim, the Plan Participant (or their duly authorized legal representative) must request a review of the Plan Administrator’s initial determination by making application in writing to the Plan Administrator within 60 days after receipt of such denial. The Plan Participant (or their duly authorized legal representative), upon written request to the Plan Administrator, shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the their claim for benefits and shall have the opportunity to submit written comments, documents, records and other information relating to their claim for benefits (which shall be taken into account by the Plan Administrator, without regard to whether such information was submitted or considered in the initial benefit determination). Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, in which case, written notice of the extension (not to exceed 60 days from the end of the initial 60-day period) shall be furnished to the Plan Participant prior to the termination of the initial 60-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review), the Plan Administrator shall notify the Plan Participant of the final decision. The final decision shall be in writing and in the case of an adverse benefit determination shall include: (w) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (x) specific references to the Plan provisions on which the decision is based, (y) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (z) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum unless and until the Plan Participant has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 6.15. Any such action must be brought within 180 days from the date of the Plan Administrator’s decision of the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Plan Participant’s claim or appeal within the relevant time periods set forth above, the Plan Participant’s claim or appeal, as applicable, shall be deemed to be denied.

Pursuant to this Plan, the Company shall promptly reimburse the Plan Participant for all reasonable expenses, including without limitation all attorneys’ fees, incurred by the Plan Participant in successfully enforcing any of the Plan Participant’s rights under this Plan or in successfully obtaining any of the Plan Participant’s benefits under this Plan.

If the Plan Participant does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Plan Participant had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no reimbursement for legal fees and expenses shall be due to Plan Participant and Plan Participant shall refund any amounts previously reimbursed hereunder with respect to such action.

6.16Full Settlement. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Plan Participant or others.

SECTION 7.DEFINITIONS.

“Accrued Base Salary” means the amount of the Plan Participant’s Annual Base Salary which has been earned but not yet paid as of the Severance Date.

“Accrued Annual Bonus” means the amount of any annual bonus earned but not yet paid to the Plan Participant with respect to each fiscal year of the Company completed prior to the Severance Date.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Annual Base Salary” is the amount equal to 12 times the highest monthly base salary (unreduced by any salary reductions or deferrals pursuant to a plan maintained under Section 401(k) of the Code or any similar plan) paid or payable to the Executive during the 12-month period immediately preceding the month in which the effective date of a Change in Control occurs.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any one or more of the following actions or failures to act as determined by the Board of Directors of the Company in its reasonable judgment and in good faith:

(i)embezzlement, fraud, or theft with respect to the property of the Company, or a conviction for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company (including an Affiliate or Subsidiary);

(ii)habitual neglect in the performance of Participant’s significant duties (other than on account of incapacity due to physical or mental illness or Disability);

(iii)a demonstrably deliberate act or failure to act, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company (including an Affiliate or Subsidiary); provided, however, that, unless such an act or a failure to act was done by Participant in bad faith or without a reasonable belief that Participant's act or failure to act, as the case may be, was in the best interest of the Company or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the Board or the Chief Executive Officer of the Company gives Participant written notice of such act or failure to act that specifically refers to this section, Participant cures such act or failure to act to the fullest extent that it is curable; or

(iv)to the extent permitted by applicable law, engagement by the Participant, directly or indirectly, for the benefit of the Participant or others, in any outside activity, employment or business which is competitive with the Company or an Affiliate or a Subsidiary that employs the Participant.

Cause shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Board could have properly determined that Participant met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission. In addition, a termination of Participant’s employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

A.The Company provides Participant a written notice (a “Notice of Intent to Terminate”) not less than 30 days prior to the Severance Date setting forth the Company's intention to consider terminating Participant’s employment. Such Notice shall include a statement of the intended Severance Date and a detailed description of the specific facts that the Company believes to constitute Cause.

B.No act or omission of Participant shall constitute Cause if such act or omission occurred more than 12 months before the earliest date on which any member of the Board who is not a party to the act or omission knew or in the reasonable exercise of their duties as a director should have known of such act or omission.

C.Participant is offered an opportunity to respond to such Notice of Intent to Terminate by appearing in person, together with Participant’s legal counsel, before the Board on a date specified in the Notice of Intent to Terminate, which date shall be at least 25 days after Participant’s receipt of the Notice of Intent to Terminate and, in any event, at least five days prior to the Severance Date proposed in such Notice.

D.By a vote of the Board that includes the affirmative vote of at least 75% of the Non-Employee Directors, the Board determines that the actions of Participant specified in the Notice of Intent to Terminate constitute Cause and that Participant’s employment should accordingly be terminated for Cause.

E.The Company provides Participant a copy of the Board’s written determination setting forth in detail (i) the specific basis for such termination for Cause and (ii) if the Severance Date is other than the date of Participant’s receipt of such determination, the Severance Date (which date shall be not more than 15 days after the giving of such notice).

By determination of the Board, the Company may suspend Participant from their duties for a period of up to 30 days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Participant for Cause. Any purported termination for Cause by the Company that does not satisfy each substantive and procedural requirement of this Section 7.8 shall be treated for all purposes under this Plan as a termination by the Company without Cause.

A “Change in Control” shall mean any one or more of the following events as the term is defined in the W.W. Grainger, Inc. 2022 Incentive Plan:

(a)The consummation of:

(1)any merger, reorganization or consolidation of the Company or any Affiliate with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of the Company’s common stock and securities of the Company entitled to vote generally in the election of directors (“Voting Securities”) immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficially owners, directly or indirectly, of at least 60% of the then-outstanding common shares and the combined voting power of the then- outstanding Voting Securities (“Voting Power”) of the corporation or other Person surviving or resulting from such merger, reorganization or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization or consolidation, of the then-outstanding common stock and Voting Power of the Company; or

(2)the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least 60% of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of common stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

(b)approval by the shareholders of the Company of a liquidation or dissolution of the Company; or

(c)the following individuals cease for any reason to constitute a majority of the Directors of the Company then serving: individuals who, on the Effective Date of this Plan, constitute the Board and any subsequently-appointed or elected Director of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Company’s Directors then in office whose appointment, election or nomination for election was previously so approved or recommended or who were directors on the Effective Date of this Plan; or

(d)the acquisition or holding by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by any Exempt Person, the Company, any Affiliate, any employee benefit plan of the Company or a Affiliate, of beneficial ownership (as such term is used in Rule 13d-3 under the Exchange Act) of 20% or more of either the Company’s then-outstanding common stock or Voting Power; provided that:

(1)no such person, entity or group shall be deemed to own beneficially any securities held by the Company or an Affiliate or any employee benefit plan (or any related trust) of the Company or an Affiliate;

(2)no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to acquisition, such person, entity or group has beneficial ownership of less than 30% of the then-outstanding common stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the directors described in paragraph (c) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

(3)no Change in Control shall be deemed to have occurred solely by reason any such acquisition or holding in connection with any merger, reorganization or consolidation of the Company or any Affiliate which is not a Change in Control within the meaning of paragraph (a)(i) of this definition.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to a Participant if (i) the event which otherwise would be a Change in Control (or the transaction which resulted in such event) was initiated by Participant or was discussed by Participant with any third party, in either case without the approval of the Board with respect to Participant’s initiation or discussion, as applicable, or (ii) Participant is, by written agreement, a participant on their own behalf in a transaction in which the persons (or their affiliates) with whom Participant has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, Participant has an equity interest (or a right to acquire such equity interest) in the resulting entity.

“Change in Control Employment Period” (or “Employment Period”) means the period commencing on the effective date of a Change in Control and ending on the second anniversary of such date (i.e., ending twenty-four months after the Change in Control).

“Change in Control Severance Termination” means during the period ending twenty-four months after the Change in Control, a termination of a Plan Participant’s employment with the Employer: (A) by the Employer without Cause, or (B) by the Plan Participant for Good Reason, which termination is made in connection with the Change in Control, as determined by the Plan Administrator in its sole discretion, provided that if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of a Plan Participant’s employment on account of death or Disability, declination of a comparable position, or a voluntary resignation or retirement by the Plan Participant, shall not be treated as a Change In Control Severance Termination.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means W.W. Grainger, Inc., an Illinois corporation.

“Disability” means a long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.

“Effective Date” means December 31, 2025 or, if later, the first date on which this Change in Control Severance Plan applies to a Plan Participant.

“Employer” means the Company or any of its Affiliates that is the employer of a Plan Participant.

“Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, which are granted to a Plan Participant under the Company’s Long Term Incentive Plan and any other equity-based incentive plan or award adopted or assumed by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exempt Person” means any one or more of the following:

(i)any descendant of W.W. Grainger, or any spouse, widow or widower of W.W. Grainger or any such descendant (any such descendants, spouses, widows and widowers collectively defined as the “Grainger Family Members”);

(ii)any descendant of E.O. Slavik, or any spouse, widow or widower of E.O. Slavik or any such descendant (any such descendants, spouses, widows and widowers collectively defined as the “Slavik Family Members” and with the Grainger Family Members collectively defined as the “Family Members”);

(iii)any trust which is in existence on December 31, 2025 and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before December 31, 2025, and The Grainger Foundation (such trusts, estates and named entity collectively defined as the “Grainger Family Entities”);

(iv)any trust which is in existence on the date of this Agreement and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the date of this Agreement, Mark IV Capital, Inc. and The Donald J. Slavik Family Foundation (such trusts, estates and named entities collectively defined as the “Slavik Family Entities” and with the Grainger Family Entities collectively defined as the “Existing Family Entities”);

(v)any estate of a Family Member who dies after December 31, 2025 or any trust established after December 31, 2025 by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code (“Charitable Organizations”), collectively are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust;

(vi)any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a “Family Charitable Organization”);

(vii)any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations; or

(viii)any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations.

“Good Reason” means any one or more of the following

(i)the diminution in any material respect of the Participant’s authority, duties or responsibilities from those in effect with Participant’s position immediately prior to the Change in Control, or any other action by the Company which results in a material adverse change in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Participant (it being understood that, without limiting the generality of the foregoing, if a substantial portion of Participant’s duties prior to the Change in Control related to the Company’s status as a public company and such activities no longer constitute a substantial portion of Participant’s duties during the Change in Control Employment Period, then Participant shall be deemed to have "Good Reason");

(ii)any reduction by the Company in the base salary, annual bonus opportunity or long-term incentive opportunity provided to the Participant under Section 2(b), or any material reduction by the Company in the aggregate benefits (other than base salary, annual bonus opportunity or long- term incentive opportunity) provided to the Participant under such section;

(iii)any requirement that Participant be based at any office or location other than the location where the Participant was based or employed immediately preceding the effective date of a Change in Control or any office or location less than 50 miles from such location, unless such requirement results in reducing the length of Executive’s work commute;

(iv)any purported termination by the Company of Participant’s employment otherwise than as expressly permitted by this Plan (it being understood that any such purported termination shall not be effective for any other purpose of this Plan).

“Non-Employee Director” means a director of the Company who is not an employee of (i) the Company, (ii) any Affiliate or (iii) any Person who beneficially owns more than 30% of the common stock then outstanding.

“Participation Agreement” shall mean a participation letter or agreement in substantially the form attached hereto as Appendix I.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (a) the Company or any of its Affiliates; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means this W.W. Grainger, Inc. Executive Change in Control Severance Plan, as amended from time to time.

“Plan Administrator” means the Compensation Committee of the Board.

“Plan Participant” means an Executive holding any of the following titles: Chief Executive Officer or Senior Vice President or is otherwise designated to be a participant by the Plan

Administrator in writing, as set forth in Schedule A, that has signed the Change in Control Participation Agreement, and that has experienced a Change in Control Severance Termination as described in this Plan.

A “Potential Change in Control” shall be deemed to have occurred if the Company enters into a transaction agreement, the consummation of which transaction would result in the occurrence of a Change in Control.

“Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.

“Separation Agreement” means a written separation agreement, waiver, and release agreement prepared by the Company in a format as amended from time to time in the Company’s sole discretion, which includes, but is not limited to: (i) a waiver and release of all claims against the Company, its affiliates, and their respective officers and directors, including claims arising out of the Plan Participant’s employment and the termination of employment; (ii) confidentiality, and further cooperation provisions; and (iii) restrictive covenants, including non-competition, non-solicitation, and non-disparagement provisions.

“Severance Date” means the date on which a Plan Participant’s employment by the Employer terminates due to a Change in Control occurring on or after the Applicable Date as specified in a prior written notice by the Company or the Plan Participant, as the case may be.

“Severance Payment” means the cash severance payment determined pursuant to Section 2(A).

“Target Bonus” means the amount of the annual bonus which Plan Participant was, as of the Severance Date, eligible to receive with respect to the fiscal year of the Severance Date, assuming for purposes of this paragraph (i) that target-level performance had been achieved for such fiscal year, (ii) that Plan Participant’s employment would have continued until the first date on which such annual bonus would have been payable, and (iii) if the amount of such annual bonus that Plan Participant was eligible to receive was reduced after the effective date of a Change in Control (whether or not such reduction qualified as Good Reason), that such reduction had not occurred.

SCHEDULE A

PLAN PARTICIPANTS

•Chairman & Chief Executive Officer
•Senior Vice President, Chief Financial Officer
•Senior Vice President, Grainger Business Unit
•Senior Vice President, Chief Legal Officer
•Senior Vice President, Chief Human Resources Officer
•Senior Vice President, Chief Technology Officer
•Senior Vice President, Chief Product Officer
•Senior Vice President, Merchandising and Supplier Manager
•Senior Vice President, Branch and DC Operations

APPENDIX I
PARTICIPATION AGREEMENT

[Date]

[Name]

Re: Participation in W.W. Grainger, Inc. Executive Change In Control Severance Plan

Dear [Name]:

The purpose of this letter is to inform you that you have been designated by W.W. Grainger, Inc. (the “Company” and together with its subsidiaries and affiliates, “Grainger”), as an eligible participant in the Company’s Executive Change In Control Severance Plan, a copy of which is enclosed herewith (as in effect from time to time, the “Plan”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given to those terms in the Plan.

Designation as an employee of Grainger that can be an eligible participant is premised in part upon commitments separately made by you to the Company concerning the Company's competitors, the protection of the Company's confidential information, and the non-solicitation of the Company's customers and employees, including, but not limited to, the terms of the Grainger Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement.

Subject to the terms and conditions of the Plan, if you experience a Change in Control Severance Termination, Grainger will provide you the applicable severance benefits described in the Plan.

By accepting your participation in this Plan, as evidenced by your signature to this letter agreement below, you acknowledge and agree that the severance benefits you are eligible for under the Plan supersede and replace in the entirety any severance benefits related to a Change in Control you otherwise may have been eligible to receive from Grainger pursuant to any prior written agreement or oral arrangement, including, without limitation, pursuant to any Change In Control Employment Agreement you have entered into with Grainger, or any other employment agreement you have entered into with Grainger.

You further acknowledge and agree that your continued participation in the Plan is not guaranteed and you shall be eligible to receive severance benefits as a Participant under the Plan solely to the extent that you continue to be both (i) employed by Grainger in an eligible Executive role in the United States and (ii) designated as a Plan Participant by the Compensation Committee of the Board.

Notwithstanding the foregoing, (a) your participation in the Plan shall not cease solely as a result of a change in position or location that constitutes grounds for a resignation/termination by Plan Participant for Good Reason, in each case, during the Change in Control Employment Period and (b) if you are designated by the Compensation Committee of the Board as a Participant in the Plan as of immediately prior to the consummation of a Change in Control, the Compensation Committee of the Board (or any successor thereto) may not change such designation following the consummation of such Change in Control.

If you cease to be a Participant in the Plan, you shall be notified of the termination of your participation in the Plan as soon as reasonably practicable following such change in position, location, or designation, as applicable.

Your participation in the Plan is governed in all respects by the terms and conditions of the Plan, and in the event of any conflict between this letter and the Plan as to such terms and conditions, the Plan will control.

Your participation in the Plan is subject to your adherence to your obligations to Grainger with respect to any confidentiality, non-solicitation, non-competition, invention assignment, or similar agreement (“restrictive covenant agreement”) by and between you and Grainger, including, but not limited to the terms of the Grainger Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement.

Sincerely,
W.W. Grainger, Inc.

_________________________________
[Name], [Title]

I acknowledge and agree that I am accepting participation in the Plan and that the severance benefits provided for under the Plan shall supersede and replace in its entirety any other severance benefits related to a Change in Control that I may be eligible to receive from Grainger.

I further acknowledge and agree that my participation in the Plan is governed in all respects by the terms and conditions of the Plan, and that my participation is subject to my adherence to the terms of all Grainger restrictive covenant obligations applicable to me.

_________________________________
[Name], [Title]

_________________________________
[Signature]

________________________________
[Date]